Exhibit 10.4.1

AMENDMENT NO.  1

TO

EMPLOYMENT AGREEMENT

AMENDMENT NO.  1 dated as of November 1, 2002 to an EMPLOYMENT AGREEMENT (“the Agreement”) entered into as of May 1, 1997 between Bio-Reference Laboratories, Inc., a New Jersey corporation (“the Company”) and Sam Singer (“Employee”).

WITNESSETH:

WHEREAS the parties executed the Agreement as of May 1, 1997 providing for the employment by the Company of the Employee as Vice President and Chief Financial Officer of the Company through October 31, 2002; and

WHEREAS the parties hereby agree to amend the Agreement to extend the term for two years, to grant the Company the option to extend the Agreement for up to two additional consecutive one-year periods, to modify the compensation terms and to effect such other changes as are herein set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree to amend the Agreement as follows:

A.  “1.  Terms of Employment”. The “Expiration Date” as set forth in this section is extended to October 31, 2004.

B.  “2.  Renewal.” This section is hereby amended to read in its entirety as follows:

“2.  Renewal.  This Agreement will automatically renew for an additional one year period (the “First Renewal Year”) and will automatically renew for a second one year period (the “Second Renewal Year”); provided that the Company, at its sole option, may elect not to continue the Agreement after the Expiration Date, by written notice to the Employee no less than one (1) month before the Expiration Date; and provided further, that if this Agreement is renewed for the First Renewal Year, the Company, at its sole option, may elect not to continue this Agreement for the Second Renewal Year by written notice to the Employee no less than one (1) month before the end of the First Renewal Year.”

C.  “4.  Compensation.” The “Base Compensation” as set forth in paragraph (a) of this section in each year of the extension period (including the First and Second Renewal Year, if applicable) shall in each case be not less than the salary and bonus authorized for the Employee by the Company’s Compensation Committee with respect to the Company’s 2002 fiscal year.  In view of the possibility that future payments of premiums by the Company under the “Split Dollar” Life Insurance programs referred to in paragraph (b) of this section could be deemed an extension of credit prohibited by the Sarbanes-Oxley Act of 2002, it is agreed that the Company will not be required to make any future premium payments under these programs unless and until this issue is clarified and provided such payments are not prohibited by the Act.  The provisions of paragraph (g) of this section concerning increases in Base Compensation based upon percentage increases in the Consumer Price Index shall continue to be applicable with respect to each year that the Agreement as extended (including any renewal year if applicable) is in effect.

D.  “5.  Issuance of Stock and Options.”  This provision under the Agreement has been fully satisfied in that he stock issued pursuant to paragraph (a) has been issued to the Employee and is no longer forfeitable and the ISOs referred to in paragraph (b) have also been issued to the Employee.

E.  Other Provisions.  Except as specifically modified or amended herein, the parties hereto hereby reaffirm each provision of the Agreement as of the date hereof.

IN WITNESS WHEREOF, the undersigned have each duly executed this Amendment No.1 to the Agreement as of the date first above written.

COMPANY:

Bio-Reference Laboratories, Inc.

By:	/s/ Marc D. Grodman
President
Duly Authorized

EMPLOYEE:

By:	/s/ Sam Singer
Sam Singer